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                                                                    EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Pioneer Bancorporation:

We consent to incorporation by reference in the Registration Statement on Form S-8 of Pioneer Bancorporation of our report dated January 15, 1999, except for Notes 13 and 22 of notes to the consolidated financial statements which are as of May 7, 1999, relating to the consolidated balance sheets of Pioneer Bancorporation as of December 31, 1998 and 1997, and the related consolidated statements of earnings, changes in shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the post effective amendment No.1 to Form 10 of Pioneer Bancorporation dated July 8, 1999.



KPMG LLP

Los Angeles, California
August 9, 1999